Exhibit A to Schedule 13G
Joint Filing Agreement
Pursuant to Rule 13d-1(k)

The undersigned persons (the “Reporting Persons”) hereby agree that a joint statement on this Schedule 13G be filed on their behalf by ING Groep N.V.

Each of the Reporting Persons is responsible for the completeness and accuracy of the information concerning each of them contained therein, but none of the Reporting Persons is responsible for the completeness or accuracy of the information concerning any other Reporting Person.

Dated: December 4, 2025

ING GROEP N.V.

	By:	/s/ R. Loof
	Name:	R. Loof
	Title:	Compliance Officer

	By:	/s/ J.A.M. Emke-Petrelluzzi Bojanic
	Name:	J.A.M. Emke-Petrelluzzi Bojanic
	Title:	Sr. Compliance Officer

ING CAPITAL MARKETS LLC

	By:	/s/ Tim Casady
	Name:	Tim Casady
	Title:	Authorized Person